Exhibit 10.2
RED ROBIN GOURMET BURGERS, INC.
2017 PERFORMANCE INCENTIVE PLAN
PERFORMANCE STOCK UNIT AWARD AGREEMENT

THIS AWARD AGREEMENT is made and entered into as of _____________ (the “Date of Grant”), by and between Red Robin Gourmet Burgers, Inc. (the “Company”), and [EMPLOYEE] (“Grantee”).

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has adopted the Company’s 2017 Performance Incentive Plan, as may be amended from time to time (the “Plan”);

WHEREAS, the Plan provides for the granting of Other Stock-Based Awards, including performance stock units, to eligible participants as determined by the Committee;

WHEREAS, for the avoidance of doubt, in light of the elimination of the qualified performance-based compensation exception to the deduction limitation under Section 162(m) of the Code, the award contained in this Award Agreement is not intended to comply with such exception or any provisions of the Plan relating to qualifications for, or compliance with, the provision of Section 162(m) of the Code; and

WHEREAS, the Committee has determined that Grantee is eligible to receive a performance stock unit (“PSU”) award under the Plan and has determined that it would be in the best interest of the Company to grant to Grantee the performance stock unit award provided for herein.

NOW, THEREFORE, the Company and Grantee agree as follows:

1. Grant of Award. The Company hereby grants to Grantee __________ PSUs (the “Target PSUs”) as described in this Award Agreement (the “Performance Stock Unit Award”). As more fully described in Section 4, each PSU represents the right to receive one share of Stock on the Payment Date (defined below), subject to the achievement of the applicable performance goal described in Section 4 (the “Performance Goal”) at target and satisfaction of applicable vesting conditions, and Grantee’s continued employment or service with the Company through and including December 31, 2023 (the “Vesting Date”).

2. Award Subject to Plan. This Award is granted pursuant to and is expressly subject to the terms and conditions of the Plan, which terms are incorporated herein by reference.

3. Performance Period. The performance period of the Performance Stock Unit Award is the period commencing May 19, 2021 and ending December 31, 2023 (the “Performance Period”).

4.     Calculation of Amount Earned. The amount of Grantee’s Performance Stock Unit Award is measured by the following metric: Relative TSR (as defined below). The total number of PSUs earned, if any, shall be the amounts earned in respect of the performance metric as set forth below

.

Relative TSR Amount earned in respect of this metric shall equal: (Target PSUs * Payout %)
Performance Level of Achievement	Company’s Percentile Ranking among Peer Group	Payout %*
Threshold	25th percentile	25%
Target	50th percentile	100%
Maximum	75th percentile	200%

* If the Company’s performance during the Performance Period falls between any of the percentile rankings in the table above, the Payout %, shall be calculated using linear interpolation (e.g. if the Company’s percentile ranking for the Performance Period is 40th percentile, the Payout % would be 70%; and if the Company’s percentile ranking for the Performance Period is 60th percentile, the Payout % would be 140%). No PSUs shall be earned if the Company’s percentile ranking for the Performance Period is less than the threshold performance level. If the Company’s TSR for the Performance Period is negative, the Payout % shall not be greater than 100%.

For purposes of this Award Agreement:
(1) “Peer Group” includes the following companies: Biglari Holdings, Inc.; BJ’s Restaurants, Inc.; Bloomin’ Brands, Inc.; Brinker International, Inc.; Chuy’s Holdings, Inc.; Cracker Barrel Old Country Store, Inc.; Dave & Buster’s Entertainment, Inc.; Denny’s Corporation; Dine Brands Global, Inc.; Fiesta Restaurant Group, Inc.; Noodles & Company; Ruth’s Hospitality Group, Inc.; Texas Roadhouse, Inc.; and The Cheesecake Factory Incorporated. If any of the foregoing companies is acquired and ceases to be publicly traded during the Performance Period, any such company shall be removed from the Peer Group (and treated as if it was never in the Peer Group). If any of the foregoing companies files for (or is otherwise placed into) bankruptcy during the Performance Period, any such company’s TSR shall be treated as having (or being tied for having) the lowest TSR in the Peer Group for the Performance Period

(2) “Relative TSR” means the relative total shareholder return percentile ranking of the Company as compared to the companies in the Peer Group, ranked by TSR over the Performance Period.

(3) “TSR” for any company is determined as the Ending Share Price minus the Starting Share Price plus Dividends, where:

•“Ending Share Price” is the average closing price of a share of such company’s common stock on each trading day during the 30-consecutive-day period ending on the last day of the Performance Period

•“Starting Share Price” is the average closing price of a share of such company’s common stock on each trading day during the 30-consecutive-day period ending on the first day of the Performance Period

•“Dividends” are the dividends actually paid (as of the payment date) by such company during the Performance Period.

Pursuant to its authority under the Plan, the Committee may make appropriate adjustments to reflect any changes in capitalization of the Company or any company in the Peer Group (e.g., spin-offs) in determining the TSR, and otherwise shall make all determinations required under this Award Agreement.

5.    Payment of Performance Stock Unit Award. Subject to early termination of this Award Agreement pursuant to Section 6 or Section 7, the Company will issue to Grantee shares of Stock representing the aggregate earned PSUs, if any, based upon the extent of achievement of the Performance Goal established by the Committee in accordance with Section 4, and subject to Grantee’s continued employment or service with the Company through the Vesting Date. Such issuance, if any, will be made by the Company after the Vesting Date but by no later than March 15 of the year after the year in which the Vesting Date occurs (the “Payment Date”). Neither dividends nor dividend equivalents will accrue or be paid on Grantee’s PSUs.

6.    Vesting; Termination of Employment. Except as set forth in this Section and in Section 7, Grantee’s Performance Stock Unit Award will remain unvested until the Vesting Date and, in the event that Grantee experiences a Termination of Employment prior to the Vesting Date, this Award Agreement will terminate and be of no further force or effect as of the date of any such Termination of Employment. Notwithstanding the foregoing, in the event of Grantee’s death, Disability or Retirement (each, a “Vesting Event”) prior to the Vesting Date, each Performance Stock Unit Award will be payable at the time set forth in Section 5 as follows:

(a)     If the Vesting Event occurs after the completion of the Performance Period, the number of shares of Stock earned will be based on the extent to which the Performance Goal established under Section 4 has been achieved; and
(b)    If the Vesting Event occurs before completion of the Performance Period, the number of shares of Stock earned will be based on the extent to which the Performance Goal established under Section 4 has been achieved as of the last day of such Performance Period, except that the number of shares of Stock earned will be pro-rated based on (i) the number of days which have elapsed during such Performance Period up to and including the day such Vesting Event occurs, divided by (ii) the number of days in the Performance Period.
For purposes of this Section, the term “Retirement” means the voluntary termination of employment by Grantee from the Company when Grantee’s age plus years of service with the Company (in each case measured in complete, whole years) equals or exceeds 67, provided that at the date of termination Grantee is at least 58 years of age and has completed at least three (3) years of service with the Company, or, if less than three (3) years of service, pursuant to a Committee approved “retirement” subject to the terms of the Plan.

7.    Change in Control. In the event the Company experiences a Change in Control prior to the Vesting Date, then, effective as of the date of such Change in Control, the Performance Stock Unit Award will be deemed to have been earned as follows:
(a)     If the Change in Control occurs on or prior to the completion of 50% of the Performance Period, the number of shares of Stock earned will equal the number of Target PSUs (in other words, the earned shares of Stock will be determined as if the Performance Goal had been achieved at target);
(b)     If the Change in Control occurs after the completion of the Performance Period, the number of shares of Stock earned will be based on the extent to which the Performance Goal established under Section 4 has been achieved; and
(c)     If the Change in Control occurs after completion of 50% or more but less than all of the Performance Period, the number of shares of Stock earned will be based upon the extent to which the Performance Goal established under Section 4 has been achieved, except that the Performance Period will end on the date on which the Change in Control occurs, and the Company’s stock price on such date shall be deemed to be the value of the consideration paid to shareholders generally in connection with the Change in Control or, if the Change in Control does not result in any payment to shareholders, the fair market value of the Company on a per share basis as of the date of the Change in Control, in each case as determined by the Board of Directors in good faith (the “Company CIC Share Value”). Without limiting the foregoing, the Company’s performance against such Performance Goal shall be determined by the Committee in good faith as of the date of the Change in Control.

The value of each earned share as of the Change in Control shall be based on the Company CIC Share Value. Payment shall be made in cash as soon as practicable after the Change in Control, but in no event later than March 15 of the year after the year in which the Change in Control occurs.

8.    Tax Withholding. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Grantee, are withheld or collected from Grantee. In accordance with the terms of the Plan, and such rules as may be adopted by the Committee under the Plan, to satisfy Grantee’s federal and state tax withholding obligations arising from the vesting and payment of the Performance Stock Unit Award, the Company shall be permitted in its discretion to withhold shares of Common Stock otherwise to be delivered to Grantee having a Fair Market Value equal to the amount of such taxes. The Company will not deliver any fractional shares of Common Stock. Any additional withholding amounts owed by Grantee due to the inability to deliver fractional shares will be deducted from Grantee’s next paycheck.

9.    Tax Consideration. The Company has advised Grantee to seek Grantee’s own tax and financial advice with regard to the federal and state tax considerations resulting from Grantee’s receipt of the Performance Stock Unit Award pursuant to this Award Agreement. Grantee understands that the Company will report to appropriate taxing authorities the payment to Grantee of compensation income upon the vesting and payment of the Performance Stock Unit Award. Grantee understands that he or she is solely responsible for the payment of all federal and state taxes resulting from this grant of Performance Stock Unit Award. With respect to tax withholding amounts, the Company has all of the rights specified in Section 8 of this Award Agreement and has no obligations to Grantee except as expressly stated in Section 8 of this Award Agreement.

10.    Non-Solicitation. Grantee, for the twelve (12)-month period immediately following the date of termination of Grantee’s employment, shall not, either on his or her own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner, or shareholder, or otherwise on behalf of any other person, firm, or corporation, directly or indirectly solicit or attempt to solicit away from the Employer any of its employees or offer employment to any person who, on or during the six (6) months immediately preceding the date of such solicitation or offer, is or was an employee of the Employer. Grantee agrees that the covenant set forth in this Section 10 is reasonable with respect to its duration, geographical area and scope. In the event that the geographic or temporal scope of the covenant contained herein or the nature of the business or activities restricted hereby shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provisions shall be deemed to be replaced herein by the maximum restriction deemed enforceable by such court.

11.    Injunctive Relief. The parties hereto agree that either party hereto would suffer irreparable harm from a breach by the other party of any of the covenants or agreements contained in Section 10, for which there is no adequate remedy at law. Therefore, in the event of the actual or threatened breach by a party of any of the provisions of this Award Agreement, the other party, and in the case of the Company, its respective successors or assigns, may, in addition and supplementary to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance, injunctive or other relief (without the necessity of posting bond or security) in order to enforce compliance with, or prevent any violation of, the provisions hereof; and that, in the event of such breach or threat thereof by one party, the other party shall be entitled to obtain a temporary restraining order and/or a preliminary injunction restraining the other party from engaging in activities prohibited hereby or such other relief as may be required to specifically enforce any of the covenants contained herein.

12.    Notices. Any notice to be given under the terms of this Award Agreement shall be in writing and addressed to the Company at its principal office to the attention of the Secretary, and to Grantee at the address last reflected on the Company’s payroll records (including via e-mail if Grantee is then employed by the Company), or at such other address as either party may hereafter designate in writing to the other. Any such notice (if not sent via e-mail) shall be delivered in person or shall be enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government. Any such notice shall be given only when received, but if Grantee is no longer employed by the Company or a Subsidiary, shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions in this Section 12.

13.    Conflicts and Interpretation. In the event of a conflict or inconsistency between the terms and conditions of this Award Agreement and of the Plan, the terms and conditions of the Plan shall govern. Grantee agrees to be bound by the terms of the Plan and this Award Agreement. Grantee acknowledges having read and understanding the Plan, the Prospectus for the Plan, and this Award Agreement. Unless otherwise expressly provided in other sections of this Award Agreement, provisions of the Plan that confer discretionary authority on the Board or the Committee do not and shall not be deemed to create any rights in Grantee unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Committee so conferred by appropriate action of the Board or the Committee under the Plan after the date hereof.

14.    Entire Agreement; Amendment. Except as may otherwise be provided in any employment, severance or other agreement between the Company and Grantee, or any Company plan in which Grantee participates, this Award Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Company may modify, amend or waive the terms of the Performance Stock Unit Award, prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of Grantee without his or her consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules. The waiver by either party of compliance with any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by such party of a provision of this Award Agreement.

15.    Choice of Law. This Award Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.

16.    Binding Effect. This Award Agreement shall bind Grantee and the Company and their beneficiaries, survivors, executors, administrators and transferees.

17.    Limitations; No Employment/Service Commitment. Nothing contained in this Award Agreement or the Plan constitutes a continued employment or service commitment by the Company or any of its Subsidiaries, affects Grantee’s status, if he or she is an employee, as an employee at will who is subject to termination without cause, confers upon Grantee any right to remain employed by or in service to the Company or any Subsidiary, interferes in any way with the right of the Company or any Subsidiary at any time to terminate such employment or service, or affects the right of the Company or any Subsidiary to increase or decrease Grantee’s other compensation. Payment of any Performance Stock Unit Award amount is not secured by a trust, insurance contract or other funding medium, and Grantee does not have any interest in any fund or specific assets of the Company or any of its Affiliates by reason of this Performance Stock Unit Award. Grantee has no rights as a stockholder of the Company pursuant to this Award Agreement until and unless shares of Stock are actually delivered to Grantee.

18.    Code Section 409A. The Performance Stock Unit Award granted under this Award Agreement is intended to fit within the “short-term deferral” exemption from section 409A of the Internal Revenue Code. In administering this Award Agreement, the Company shall interpret this Award Agreement in a manner consistent with such exemption.

19.    Forfeiture. Grantee must reimburse or forfeit to the Company any payment received or to be received hereunder by Grantee to the extent required by the clawback policy adopted by the Board of Directors.
20.    Non‑Transferability. Performance Stock Units shall not be transferable except by will or the laws of descent and distribution or pursuant to a beneficiary designation, or as otherwise permitted by the Plan. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of Grantee. Grantee agrees that the Performance Stock Units will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. Any purported assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of shares of unvested Performance Stock Units that does not satisfy the requirements of this Agreement and the Plan shall, prior to the payment of forfeiture of the Performance Stock Unit Award, be void and unenforceable against the Company.

21.    Definitions. To the extent not specifically defined in this Award Agreement, each capitalized term used in this Award Agreement has the meaning ascribed to such term in the Plan.
22.    Committee Administration. The Committee has sole and exclusive responsibility for construing and interpreting this Award Agreement and for resolving all questions arising under this Award Agreement. Any decision or action taken by the Committee arising out of, or in connection with, the construction, administration, interpretation and effect of this Award Agreement will be conclusive and binding upon all persons.

23.    Severability. The invalidity or unenforceability of any provision of this Award Agreement will not affect the validity or enforceability of the other provisions of this Award Agreement, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

IN WITNESS WHEREOF, the Company has executed this Award Agreement as of the Date of Grant.

Red Robin Gourmet Burgers, Inc.

By: __ _________________________
Its: ___________________________